                                                                      EXHIBIT 11

                            MERRIMAC INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                                    Quarters Ended           Six Months Ended
                                                             ----------------------------    ------------------------
                                                                June 28,        June 29,       June 28,    June 29,
                                                                  2003            2002          2003          2002
                                                             ----------------------------    ------------------------
Numerator:
Net income (loss) available to common stockholders ........  $    (474,970)   $   (54,199)   $ (930,355)   $   88,638
                                                             =============    ===========    ==========    ==========

Basic earnings (loss) per share
Weighted average number of shares outstanding for
basic net income (loss) per share
Common stock ..............................................      3,120,591      3,186,387     3,120,343     3,010,884
                                                             =============    ===========    ==========    ==========
Net income (loss) per common share - basic ................  $        (.15)   $      (.02)   $     (.30)   $      .03
                                                             =============    ===========    ==========    ==========

Diluted earnings (loss) per share
Weighted average number of shares outstanding for
diluted net income (loss) per share
Common stock ..............................................      3,120,591      3,186,387     3,120,343     3,010,884
Effect of dilutive securities - stock options (1) .........           --             --            --          81,925
                                                             -------------    -----------    ----------    ----------
Weighted average number of shares outstanding for
diluted net income (loss) per share .......................      3,120,591      3,186,387     3,120,343     3,092,809
                                                             =============    ===========    ==========    ==========
Net income (loss) per common share - diluted ..............  $        (.15)   $      (.02)   $     (.30)   $      .03
                                                             =============    ===========    ==========    ==========
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(1)  Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.

Stock options and warrants did not have an effect on the computation of the diluted loss per share in the second quarter and six months ended June 28, 2003 and the second quarter of 2002 since they were antidilutive.